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                                 EXHIBIT 11 (a)

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                        (In thousands except share data)


                                            Nine Months ended
                                                May 31
                                       -------------------------
                                           1997          1996
                                       -----------   -----------
Net earnings                           $    25,888   $    32,854


Weighted average number
   of shares outstanding                15,021,396    15,116,014

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                304,782       160,184


Shares used in calculating primary
   net earnings per share               15,326,178    15,276,198



Earnings per share                     $      1.69   $      2.15







*Fully diluted earnings per share are identical to primary earnings per share.


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